Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Global Defense & National Security Systems, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

(1) The name of the Corporation is Global Defense & National Security Systems, Inc. The Corporation was originally incorporated under the name Global Defense & National Security Systems, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on July 3, 2013, was amended and restated on October 18, 2013 and October 23, 2013 and was corrected pursuant to Section 103(f) of the GCL on April 3, 2014, and further amended on July 21, 2015, October 23, 2015, November 13, 2015 and November ___, 2015 (the “Prior Certificate of Incorporation”).

(2) This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the GCL.

(3) This Amended and Restated Certificate of Incorporation restates and integrates and does not further amend the Prior Certificate of Incorporation as heretofore amended or supplemented other than as permitted under GCL 242(b)(1).

(4) The text of the Prior Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the Corporation is STG Group, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL as set forth in Title 8 of the Delaware Code.

FOURTH:

(A) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares of capital stock, consisting of (i) one hundred million (100,000,000) shares of common stock, par value $0.0001 per share (“Common Stock”), and (ii) ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(B) Preferred Stock.

(i) The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(ii) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate, including any certificate of designation for any series of Preferred Stock.

(C) Common Stock. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall be entitled to one vote.

FIFTH: The Corporation’s existence shall be perpetual.

SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The Board of Directors shall consist of not less than one or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office.

(3) The Board of Directors shall be and is divided into three classes designated as Class I, Class II and Class III, respectively, as nearly equal in size as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.

(4) Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2016; each initial director of Class II shall serve for a term ending on the date of the annual meeting in 2017; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 2018; and provided further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal.

(5) In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors

(6) Directors shall be elected by a plurality of the votes cast at each annual meeting of stockholders.

(7) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.

(8) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors shall be filled by an affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office and shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only by the affirmative vote of the holders of at least a majority of the total number of votes of the Corporation’s capital stock represented at the meeting and entitled to vote on such question. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation applicable thereto.

(9) No action required or permitted to be taken at any meeting of stockholders may be taken by written consent without meeting.

(10) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

(11) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SEVENTH: No director shall be personally liable to the Corporation or any of its stockholders for a breach of fiduciary duty as a director if such director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and had no reasonable cause to believe that his or her conduct was unlawful unless he or she authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from his or her actions as a director. In the case of proceedings by or in the right of the Corporation, no director shall be personally liable until he or she shall have been finally adjudged by a court to be liable to the Corporation, unless and only to the extent that any court in which the proceeding was brought or the Court of Chancery of the State of Delaware shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director is fairly and reasonably entitled to indemnification, to be held harmless or to exoneration. Notwithstanding the foregoing, no director shall be entitled to indemnification to the extent that he or she is finally adjudged by a court of competent jurisdiction that such director breached his or her duty of loyalty or engaged in any intentional misconduct. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH: The Corporation shall indemnify its directors, officers, employees and agents to the fullest extent permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided that, the Corporation shall not be obligated to indemnify any director, officer, employee or agent (or his or her heirs, executors or personal or legal representatives) in connection with any claim made against such director or officer: (a) for which payment has actually been received by or on behalf of such director or officer under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy, contract, agreement, other indemnity provision or otherwise; (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by such director or officer of the Corporation’s securities within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law; or (c) for payments in fulfillment of the obligations of such director or officer pursuant to such director’s or officer’s letter agreement with us, substantially in the form listed as Exhibit 10.1 to the registration statement of the Corporation on Form S-1, as amended (File No. 333-191195). Notwithstanding the foregoing, no director, officer, employee or agent shall be entitled to indemnification to the extent that such person is finally adjudged by a court of competent jurisdiction that such person breached his or her duty of loyalty or engaged in any intentional misconduct or a knowing violation of law. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article EIGHTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

NINTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate.

TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ELEVENTH: Nothing in this Amended and Restated Certificate of Incorporation or the Corporation’s By-Laws shall be deemed to limit or restrict any director or officer of the Corporation from acting in his capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities in accordance with applicable law. This Article ELEVENTH shall be applicable to the other provisions in this Amended and Restated Certificate of Incorporation or the Corporation’s By-Laws, irrespective of whether Article ELEVENTH is specifically referenced in any other Article of this Amended and Restated Certificate of Incorporation or any other Section of the Corporation’s By-Laws.

TWELFTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws in any manner not inconsistent with the laws of the State of Delaware, Section 9.1 of the Corporation’s By-Laws or this Amended and Restated Certificate of Incorporation. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote at an election of directors. As used in this Article TWELFTH, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

THIRTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the GCL or this Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in any share of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article THIRTEENTH.

FOURTEENTH: The Corporation elects to not be governed by Section 203 of the GCL.

FIFTEENTH: The Corporation reserves the right at any time from time to amend, alter, change or repeal any provision contained in this Certificate, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons or entities whomsoever by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article FIFTEENTH. Notwithstanding any other provisions of this Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate or by any resolutions providing for the issuance of such class or series of stock adopted by the Board of Directors, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares shall be required to amend, alter or repeal, or adopt any provision inconsistent with Article SIXTH, Article SEVENTH, Article EIGHTH, Article TWELFTH, or this Article FIFTEENTH, or in each case, any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate).

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 23rd day of November, 2015.

GLOBAL DEFENSE & NATIONAL SECURITY SYSTEMS, INC.

By:	/s/ Frederic Cassis
Name:	Frederic Cassis
Title:	Secretary